PACIFIC LIFE & ANNUITY COMPANY

Pacific Life & Annuity Company
P.O. Box 2829 • Omaha, NE 68103-2829
www.PacificLifeandAnnuity.com
(800) 748-6907

Pacific Portfolios For Chase

PORTFOLIO OPTIMIZATION ENROLLMENT AND RIDER REQUEST

Use this form to:

- Enroll in Portfolio Optimization only. Complete Sections 1, 2, 3 and 5.
- Enroll in Portfolio Optimization and add one or more riders to your annuity contract. Complete all sections.

1 GENERAL INFORMATION Owner's Name (First, Middle, Last)	Daytime Telephone Number ( )	**Annuity Contract Number** If known.

2 PORTFOLIO OPTIMIZATION MODELS Choose one.

Your entire contract value will be reallocated to the model you choose, unless you have an active Dollar Cost Averaging (DCA) program in place. See instructions for further details.

☐ Model A ☐ Model B ☐ Model C
☐ Model D ☐ Model E

3 REBALANCING Optional

If no selection is made, rebalancing will not occur, unless required by certain contracts with optional benefits. These contracts will be rebalanced as specified in the prospectus.

☐ Quarterly ☐ Semiannually ☐ Annually

4 ADD OPTIONAL RIDERS – Check the box(es) to add GPA[5], *Lifetime* Income Access Plus or GIA Plus to your annuity contract. You must enroll or be enrolled in Portfolio Optimization to add any of these optional benefits. Check with your broker/dealer for availability.

A. Rider Options ☐ GPA[5] ☐ *Lifetime* Income Access Plus ☐ GIA Plus

B. The following terms and conditions apply to GPA[5], *Lifetime* Income Access Plus and GIA Plus:

- Pacific Life & Annuity must receive this form in good order within 60 days of contract issue for the optional benefits to be effective on the issue date or 30 days after a contract anniversary to be effective on the anniversary date. If this request is not received within these timeframes or the riders are not available for my contract, they will not be added.
- To qualify for rider benefits, the entire contract value must stay invested in an approved asset allocation program established and maintained by Pacific Life.
- The rider will terminate the day following the end of the 30 day advance written notice by Pacific Life & Annuity due to a transaction causing all or a portion of the contract value to be allocated outside of the asset allocation program and no instructions to remedy are received.
- If the riders terminate on a day other than contract anniversary, the annual charge then in effect for the rider will be calculated on a pro-rated basis on the termination date and deducted from the contract on the earlier of contract surrender or next contract anniversary. The annual charge will be waived if the rider terminates as a result of death or annuitization.

C. The following additional terms and conditions apply to GPA[5]:

- An annual charge of 0.25% of the contract value will be assessed on each contract anniversary for GPA[5] protection received in the prior contract year. This charge may change if a step-up is elected.
- Annuitants must be age 80 or younger to purchase GPA[5].
- The entire contract value must be invested during the entire 10-year term for the additional amount to be added to your contract. The 10-year term begins on the GPA[5] effective date and cannot go beyond the annuity date.
- Any withdrawals taken while GPA[5] is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits and the benefits of GPA[5] on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.

D. The following additional terms and conditions apply to *Lifetime* Income Access Plus:

- An annual charge of 0.40% of contract value will be assessed on each contract anniversary for *Lifetime* Income Access Plus protection received in the prior contract year. This charge may change if a reset is elected.
- Annuitants must be age 85 or younger to purchase *Lifetime* Income Access Plus.
- The contract's standard withdrawal provisions are not changed or replaced by adding the rider. Withdrawals will be subject to the same conditions, restrictions and limitations as other withdrawals under the contract and may impact other contract benefits.
- Cumulative withdrawals of more than the Protected Payment Amount in a given contract year may result in reduced rider benefits, and the amounts initially protected may no longer be guaranteed.
- Any withdrawals taken while the riders are in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.
- The Protected Payment Amount will be paid for life regardless of contract value or remaining protected balance, provided the oldest owner is age 65 at the time of the first withdrawal or at the time of the first withdrawal after the most recent reset.

05/06 N2 (POP)

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N710-6B1

Pacific Portfolios For Chase PORTFOLIO OPTIMIZATION ENROLLMENT AND RIDER REQUEST 4 ADD OPTIONAL RIDERS — Continued E. The following additional terms and conditions apply to GIA Plus: · An annual charge of 0.50% is based on the greater of the guaranteed income base (GIB) or contract value and will be assessed on each contract anniversary for GIA Plus protection received in the prior contract year. · Annuitants must be age 80 or younger to purchase GIA Plus. · The date of purchase is at least 10 years before the elected annuity date. · If the contract is annuitized under GIA Plus, GIA Plus guarantees a minimum fixed income payout. · Withdrawals taken up to 5% of the guaranteed withdrawal base, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce the GIB on a dollar-for-dollar basis. This means the GIB will decrease by the dollar amount of the withdrawal. If more than 5% of the guaranteed withdrawal base is withdrawn, the entire withdrawal is adjusted in accordance with the rider provisions and will reduce the GIB on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn. · Any withdrawals taken while GIA Plus is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce any death benefits and the GIA step-up value on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn. 5 ACKNOWLEDGMENT, AUTHORIZATION AND SIGNATURE(S) — I have discussed this product and/or service with my investment professional and/or tax adviser, and believe the selections meet my insurable needs, financial objectives and risk tolerance. I have received and read the applicable prospectus describing Portfolio Optimization and the optional riders, including their benefits and risks. I understand that: (a) I am directing that my initial purchase payment (or contract value for existing contracts) be allocated based on the Portfolio Optimization Model that I selected in Section 2. I also direct that subsequent purchase payments, if allowed by my contract, be allocated according to this model, as it may be modified from time to time, unless I instruct otherwise in writing. (b) I may utilize investment tools made available by Pacific Life & Annuity for selecting a Portfolio Optimization Model but I understand that it is my decision, in consultation with my investment professional, to select a model. Pacific Life & Annuity bears no responsibility for this decision. (c) Participation in Portfolio Optimization is no guarantee against market loss. (d) Portfolio Optimization Models will be analyzed from time to time and as a result, investment options may be added or deleted from a model, and/or the weightings of the investment options may change. These investment options may be different from those currently available (including investment options not currently available). I have read the prospectus and understand that my model may be automatically updated. I grant Pacific Life limited discretionary investment authority to periodically make changes in the Portfolio Optimization investment options and to allocate and reallocate my contract value in accordance with the Portfolio Optimization Model I have selected, since the Portfolio Optimization Model will be updated from time to time. Pacific Life can only transfer such discretionary authority (for example, the ability to periodically change model allocations) to another party with my consent, although Pacific Life may assume consent if it provides advance notice and I do not object. (For purposes of the preceding sentence, “transfer” means “assign” as interpreted under the Investment Advisers Act of 1940.) (e) I will receive transaction con firmations of the annual automatic updates, if applicable. (f) I will notify my investment professional if my financial situation and risk profile changes to determine if I need to change to a different Portfolio Optimization Model. In addition, I should periodically review, in consultation with my investment professional, my financial situation and risk profile to determine if I need to change Portfolio Optimization Models. (g) I may withdraw from Portfolio Optimization at any time, however, if I have purchased GPA[5], Lifetime Income Access Plus or GIA Plus, the riders will terminate if I withdraw from Portfolio Optimization. (h) Portfolio Optimization may be terminated at any time. Pacific Life & Annuity has no contractual obligation to continue the program. (i) Withdrawals and other distributions of taxable amounts will be subject to income tax, and if taken prior to age 59 1/2, a 10% federal tax may apply. (j) If adding GPA[5] to my contract, I agree to the terms and conditions in Section 4B and 4C. (k) If adding Lifetime Income Access Plus to my contract, I agree to the terms and conditions in Sections 4B and 4D. (l) If adding GIA Plus to my contract, I agree to the terms and conditions in Sections 4B and 4E. I agree that if I am providing this form by fax, it is as valid as the original. Owner’s Signature mo day yr Joint Owner’s Signature (if applicable) mo day yr Agent’s Name Telephone Number Chase Agent ID Number 05/06 N2 [POP] Page 2 of 2 *N710-6B2*

PACIFIC LIFE
& ANNUITY COMPANY

Pacific Portfolios For Chase

PORTFOLIO OPTIMIZATION ENROLLMENT AND RIDER REQUEST

When to use this form: Use this form to enroll in Portfolio Optimization only or to enroll in Portfolio Optimization and add the optional rider to your contract. You **must** enroll in Portfolio Optimization to add the rider to your contract. If you do not choose to add the rider at this time, you may add the rider in the future, subject to the terms and conditions then in effect for the rider, by completing the **Portfolio Optimization Rider Request and Termination** form.

To complete this form: Print clearly in dark ink. Provide requested information in full. An incomplete form may delay processing. Do not highlight any information submitted on this form. Paperwork submitted to Pacific Life & Annuity is scanned into an imaging system and highlighting could make that information unreadable.

Where to send this form:

By regular mail:
Pacific Life & Annuity Company
P.O. Box 2829
Omaha, NE 68103-2829

By overnight mail:
Pacific Life & Annuity Company
1299 Farnam Street, 10th Floor, AMF
Omaha, NE 68102

By fax:
(800) 586-0096

For help or questions: Contact your registered representative or call Pacific Life & Annuity customer service at (800) 748-6907. Registered representatives can obtain additional copies of this form by visiting our financial professional Web site at www.PacificLifeandAnnuity.com.

INSTRUCTIONS

1 **General Information:** Provide the owner's name, daytime telephone number and annuity contract number, if known.

2 **Portfolio Optimization Models:** To enroll in Portfolio Optimization, choose the model that is consistent with your particular level of risk. Only one model may be selected. Your investment professional should assess the model for suitability to make sure the model selected is appropriate to your investment goals and financial situation. If you presently have a DCA program and the source investment option is in a Portfolio Optimization Model, your DCA program will be discontinued. If your investment goals and/or financial situation change, consult your investment professional. The current Portfolio Optimization Models are summarized below. Refer to the product's prospectus for more information.

Portfolio Optimization Model Allocations (Investment Options)

Model A		Model B		Model C		Model D		Model E	
International Value	3%	International Value	5%	International Value	5%	International Value	5%	International Value	12%
Diversified Research	2%	Diversified Research	4%	International Small-Cap	2%	International Small-Cap	3%	International Small-Cap	3%
Short Duration Bond	23%	American Funds Growth	2%	Diversified Research	4%	Diversified Research	4%	Diversified Research	4%
JPMIT Core Bond	6%	Short Duration Bond	12%	American Funds Growth-Income	3%	American Funds Growth-Income	5%	American Funds Growth-Income	8%
JPMIT Large-Cap Growth	8%	JPMIT Core Bond	5%	American Funds Growth	3%	American Funds Growth	6%	American Funds Growth	8%
Mid-Cap Value	4%	JPMIT Large-Cap Growth	7%	Short Duration Bond	8%	Short Duration Bond	2%	JPMIT Large-Cap Growth	2%
International Large-Cap	2%	Mid-Cap Value	6%	JPMIT Core Bond	3%	JPMIT Core Bond	2%	Growth LT	3%
Managed Bond	17%	Large-Cap Growth	5%	JPMIT Large-Cap Growth	6%	JPMIT Large-Cap Growth	4%	Mid-Cap Value	10%
Inflation Managed	16%	International Large-Cap	6%	Growth LT	3%	Growth LT	3%	Large-Cap Growth	4%
Money Market	8%	Small-Cap Value	2%	Mid-Cap Value	8%	Mid-Cap Value	12%	International Large-Cap	13%
High Yield Bond	5%	Managed Bond	14%	Large-Cap Growth	5%	Large-Cap Growth	4%	Equity Index	4%
Large-Cap Value	4%	Inflation Managed	13%	International Large-Cap	8%	International Large-Cap	13%	Small-Cap Index	2%
Comstock	2%	Money Market	4%	Equity Index	2%	Equity Index	4%	Fasciano Small Equity	3%
		High Yield Bond	4%	Small-Cap Value	2%	Small-Cap Index	2%	Emerging Markets	4%
		Large-Cap Value	5%	Emerging Markets	3%	Fasciano Small Equity	2%	Large-Cap Value	6%
		Comstock	4%	Managed Bond	11%	Emerging Markets	4%	Comstock	4%
		Mid-Cap Growth	2%	Inflation Managed	11%	Managed Bond	3%	Mid-Cap Growth	3%
				High Yield Bond	2%	Inflation Managed	6%	Real Estate	5%
				Large-Cap Value	5%	Large-Cap Value	6%	VN Small-Cap Value	2%
				Comstock	4%	Comstock	4%		
				Mid-Cap Growth	2%	Mid-Cap Growth	3%		
						Real Estate	3%		

Lower Risk Less Volatile ◄——► **Higher Risk More Volatile**

3 **Rebalancing (Optional):** Your portfolio can be rebalanced either quarterly, semiannually or annually to maintain the asset allocations in the Portfolio Optimization Model you have selected. Choose one rebalancing frequency.

4 **Add Optional Riders:** If you are adding a rider to your contract, review the terms and conditions in this section before checking the appropriate box and signing the form.

5 **Acknowledgment, Authorization and Signature(s):** The form must be signed and dated by the owner. In cases of joint ownership, both owners must sign.

05/06 N710-6B